Exhibit 99.1

June 24, 2014

Mr. Jack Zwick, Chief Financial Officer
Car Charging Group, Inc.
1691 Michigan Avenue, Suite 601
Miami Beach, FL 33139

VIA ELECTRONIC DELIVERY

Dear Mr. Zwick,

We were engaged by Car Charging Group, Inc. (“CCGI”) to provide valuation services related to the fair value of the respective assets and liabilities acquired as a result of the Beam Acquisition with a measurement date of February 26, 2013; the Synapse Acquisition with a measurement date of April 3, 2013; the 350 Green Acquisition with a measurement date of April 22, 2013, and the Blink Acquisition with a measurement date of October 16, 2013 (collectively, the “2013 Acquisitions”).

Under the date of April 9, 2014, we reported the results of that engagement providing a conclusion of fair value of the assets acquired and liabilities transferred in the 2013 Acquisitions. That report was prepared in accordance with the valuation standards promulgated by the American Institute of Certified Public Accountants and the National Association of Valuation Analysts and the principles contained in Financial Accounting Standards Board ASC 820 – Fair Value Measurement.

In applying the Fair Value standard we were mindful of the guidance on the criteria and amounts used to measure a particular item at the date of initial recognition provided by ASC 820. Particularly focusing on the fact that the fair value of the asset or liability is the price that would be received to sell the asset or paid to transfer the liability (an exit price); and that the transaction price might not represent the fair value of an asset or a liability at initial recognition if “[T]he transaction takes place under duress or the seller is forced to accept the price in the transaction. For example, that might be the case if the seller is experiencing financial difficulty.”1

1 Financial Accounting Standards Board, Accounting Standards Codification 820-10-30-3A.

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▪ (303) 378-9100 Office ▪ lpg@gelfondcpa.com ▪ (303) 997-4019 Fax ▪

Mr. Jack Zwick, Chief Financial Officer
June 24, 2014
Page | 2

Our report was prepared under the premise of the highest and best use for the assets acquired in the 2013 Acquisitions and considered the market approach, cost approach, and income approach to estimate the price at which an orderly transaction to sell the acquired assets or to transfer the liabilities would take place between market participants at the various measurement dates under then current market conditions.

It is our professional opinion that of the three valuation approaches considered, the cost approach provided the most accurate and consistent estimate of value for the 2013 Acquisitions.

Very truly yours,

Lawrence P. Gelfond, CPA/ABV/CFF, CFE, CVA